Exhibit 10.1

November 18, 2019

John L. Kimble

Hermosa Beach, CA 90254

kimble@alum.mit.edu

626.233.7817

Dear John,

On behalf of JAKKS Pacific, Inc., the “Company” I am pleased to offer you the position of Executive Vice President, Chief Financial Officer reporting to Stephen Berman – Chief Executive Officer. Should you accept this offer of employment, your first day of employment is anticipated to be on or about December 6, 2019 (your actual first day of employment is referred to as the “start date”).

This letter outlines the terms of your employment with the Company and your compensation and benefits, as set forth below:

•	Annualized Base Salary

o	$500,000.00 per year, payable semi-monthly and less applicable tax withholding.

•	Executive Incentive Plan

o	You are eligible to participate in JAKKS’ annual bonus program as follows:

(a) For 2020 your bonus will be capped at a multiple of 1.25 times your base salary and shall be earned as follows:

(i) 25% of base salary if EBITDA is $25M-$30M;

(ii) 50% of base salary if EBITDA is $30M-$35M;

(iii) 100% of base salary if EBITDA is $35M-$45M; and

(iv) 125% of base salary if EBITDA is at or above $45M.

(b) Calculations of EBITDA shall be after bonus accruals.

(c) For 2021 the bonus will be [capped at a multiple of 1.25 times your base salary and will be] established by the Board’s compensation committee during the first quarter of 2021 and will be designed to reflect the Company’s growth from 2019 and 2020.

(d) Such other additional bonus, if any, which is discretionary and to be determined by the compensation committee.

•	Car Allowance

o	A car allowance of $1,000.00 per month, less applicable tax withholding, payable semi-monthly, will be provided to you in lieu of mileage reimbursement.

•	Restricted Stock Awards

o	The Company will grant the Executive the Restricted Stock Units pursuant to the Company’s 2002 Stock Award and Incentive Plan. Each Restricted Stock Unit is the equivalent of one share of the Company’s common stock, par value $.0.01 per share (each a “Share”).

(a)    $250,000 of Restricted Stock Units, based upon the closing share price on the Effective Date (as defined below), will be granted on the date hereof as a one-time signing bonus which shall vest on the twelve (12) month anniversary of the date thereof.

(b)    Executive will receive annual grants of Restricted Stock Units. $250,000 of Restricted Stock Units will be granted on the effective date of the Employment Agreement (“Effective Date”) and $500,000 of Restricted Stock Units will be granted on each anniversary thereof during the term of employment.

(c)   The number of Shares in each annual grant of Restricted Stock Units will be determined by the closing Share price on the last trading day prior to the Effective Date and on each anniversary of such date during the term of employment.

(d)   60% ($150,000 for the first year and $300,000 thereafter) of each annual grant of Restricted Stock Units will be subject to three year “cliff vesting” (i.e. vesting is based upon performance at the close of the three year performance period), with vesting of each annual grant of Restricted Stock Units determined by the following performance measures:

(i)  Total shareholder return as compared to the Russell 2000 Index (weighted 50%),

(ii)  Net revenue growth as compared to the Company’s peer group (weighted 25%), and

(iii) EBITDA growth as compared to the Company’s peer group (weighted 25%).

(e)   40% ($100,000 for the first year and $200,000 thereafter) of each annual grant of Restricted Stock Units will vest in 3 equal annual installments commencing on the first anniversary of the Effective Date and on the second and third anniversaries thereafter.

Vesting of the Restricted Stock Units is subject to the Executive’s continued employment.

•	Change of Control

In the event of a change of control (“COC”) of the Company (as defined for the Company’s other executives), if within twelve (12) months following a Change of Control Executive’s employment is terminated without Cause or by Executive for Good Reason, Executive will be entitled to receive an amount equal to Executive’s base monthly salary in effect on the termination date multiplied by twenty-four (24),

•	General Benefits

o	You will be eligible to participate in Company benefit programs as available or that become available to other similarly situated associates of the Company, subject to the generally applicable terms and conditions of each program. The continuation or termination of each program will be at the discretion of the Company. Monthly premiums for Medical, Dental, Vision. Employee Assistance and Long Term Disability are 100% paid by JAKKS for you and your eligible dependents. Benefit details are as follows:

▪	Blue Shield Medical PPO or HMO – Eligible to participate the first of the month upon completing 30 days of employment
▪	Aetna Dental PPO or DMO – Eligible to participate the first of the month upon completing 30 days of employment

▪	VSP Vision – Eligible to participate the first of the month upon completing 30 days of employment
▪	Aetna Life Insurance - Eligible to participate the first of the month upon completing 30 days of employment
▪	Discovery Flexible Spending Medical and Dependent Care Account – Eligible to participate the first of the month upon completing 30 days of employment
▪	Lincoln Long Term Disability – Eligible to participate the first of the month upon completing 30 days of employment
▪	Lincoln Employee Assistance Program – Eligible to participate the first of the month upon completing 30 days of employment

•	Executive Benefits Program

o	Exec-U-Care Program
▪	Reimbursement for medical services not otherwise covered, subject to the continuation of that program in the sole discretion of the Company.

o	Vacation
▪	4 weeks of vacation accrual per year, subject to an accrual cap
▪	Personal and Sick Days

•	401 (k)

You are eligible to join the JAKKS Pacific, Inc. 401(k) plan the first of the month following 90 days of employment. You may contribute a pre-tax salary reduction between 1% and 50%. For every dollar you contribute to the plan, JAKKS will match 100% up to 5% of your eligible compensation. The matching is 100% vested immediately. Notwithstanding the foregoing, the Company retains discretion to modify the foregoing benefits at any time.

•	D&O Insurance

As per the terms of the Company’s policies, you will be eligible for coverage under the Company’s D&O insurance plans (currently providing an aggregate of $60M of coverage) similar to all other executive level employees.

This formal notification of our offer of employment is subject to the terms set forth in the JAKKS Employment Application and is contingent upon satisfactory background verification, receipt of an original application, a final review of references, and the approval of the Compensation Committee of the Board of Directors.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within 3 business days of your date of hire, or our employment relationship with you may be terminated.

Please be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

You agree that, during the term of your employment with the Company, you will devote substantially all of your professional time to your responsibilities at JAKKS, and you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company Executive, you will be expected to abide by company rules and standards as presented in our Employee Handbook and our World Wide Code of Business Conduct and Ethics. As a condition of your employment, you will also be required to sign and comply with a Creative Efforts, Confidential Information Invention Assignment Agreement which requires, among other provisions, (i) the assignment of patent, copyright and other intellectual property rights to any invention made during your employment at the Company, and (ii) non-disclosure of proprietary information.

To indicate your acceptance of the Company's offer of employment as stated above, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by JAKKS’ Chief Executive Officer and you.

John, I look forward to working with you and having you as a member of the team!

Sincerely,

Elsa Morgan

Sr. Vice President of Human Resources

JAKKS Pacific, Inc.

Agreed and accepted:

Signature

Printed Name

Received Offer Date

Confirmed Start Date